As filed with the Securities and Exchange Commission on June 9, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ABX AIR, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	91-1091619
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

145 Hunter Drive

Wilmington, Ohio 45177

(Address of Principal Executive Offices)

ABX Air, Inc. 2005 Long-Term Incentive Plan

(Full title of the Plan)

W. Joseph Payne

Vice President, General Counsel and Secretary

ABX Air, Inc.

145 Hunter Drive

Wilmington, Ohio 45177

(Name and Address of Agent for Service)

(937) 382-5591

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.01 per share, including Preferred Stock Purchase Rights (4)	3,000,000	$7.78	$23,340,000	$2,747.12

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered under the ABX Air, Inc. 2005 Long-Term Incentive Plan as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of determining the registration fee.
(3)	Calculated pursuant to Rule 457(c) and Rule 457(h)(1) based upon the average of the high and low prices of the Common Stock on The NASDAQ National Market on June 7, 2005, which was $ 7.78.
(4)	Prior to the occurrences of certain events, the Preferred Stock Purchase Rights will not be traded separately from the Common Stock.

INTRODUCTION

This Registration Statement on Form S-8 is filed by ABX Air, Inc., a Delaware corporation (the “Corporation” or the “Registrant”), relating to 3,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), issuable to eligible employees and directors under the ABX Air, Inc. 2005 Long-Term Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Registrant heretofore filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated in this Registration Statement by reference:

(1)	The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(2)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s latest annual report or prospectus referred to in (1) above; and

(3)	The description of the Common Stock set forth under the caption “Description of Capital Stock of ABX Air, Inc.” in the Registrant’s registration statement on Form S-4, as amended, filed with the Commission on May 9, 2003, File No. 333-105137, together with any amendment or report filed with the Commission for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article NINETEENTH of the Amended and Restated Certificate of Incorporation of ABX Air, Inc. (the “Certificate”) limits the liability of directors of ABX Air, Inc. for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of Delaware.

Article NINETEENTH of the Certificate provides:

NINETEENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Article TWENTIETH of the Certificate relates to indemnification of the directors and officers of ABX Air, Inc. against liabilities arising in connection with the performance of their respective duties.

Article TWENTIETH of the Certificate provides:

(A) Right to Indemnification.

(1) Persons Entitled to Indemnification. Subject to the General Corporation Law as existing or hereafter amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), the Corporation will indemnify and hold harmless each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was, had agreed to become or is alleged to have been, a director or officer of the Corporation, and each person who is or was serving, or had agreed to serve or is alleged to been, a director or officer of the Corporation, and each person who is or was serving, or had agreed to serve or is alleged to have served, at the request of or to further the interests of the Corporation as a director, officer, employee or agent of, or in a similar capacity for, another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans of the Corporation or of any of its affiliates (“Indemnitee”).

(2) Scope of Indemnification. The indemnification right pursuant to this Section (A) will extend to persons entitled to such right whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director, officer, employee or agent.

(3) Expenses Indemnified. The Corporation will indemnify persons entitled to indemnity against all costs, charges, expenses, liabilities and losses (including court costs and attorneys’ fees, judgment, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith.

(4) Survival. The indemnification right outlined in this Section (A) will continue as to a person who has ceased to be a director, officer, employee or agent. Further, the indemnification right will inure to the benefit of such Indemnitee’s estate, heirs, executors and administrators.

(5) Limitation of Indemnification. The Corporation will indemnify any Indemnitee seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors.

(B) Repayment of Indemnified Expenses.

The right to indemnification conferred in this Article Twentieth shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in investigating and defending or responding to any such Proceeding in advance of its final disposition, and any appeal therefrom (“Advance Payment”), such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time. Nevertheless, if the General Corporation Law so requires, such Advance Payment of expenses incurred by an Indemnitee in his or her capacity as a director (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under Delaware law.

(C) Indemnification of Other Persons

The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the indemnification of directors and officers as outlined in Sections (A)(1) and (A)(2) above.

(D) Right of Claimant to Bring Suit.

If a claim brought under Sections (A)(1), (A)(2) or (A)(3) of this Article Twentieth is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the claimant’s suit is successful in whole or in part, the claimant will be entitled to recover also the expense of prosecuting such claim.

(1) Valid Defenses to the Claimant’s Action. It shall be a defense to any such action (other than an action brought to enforce a claim for Advance Payment where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has failed to meet a standard of conduct which makes it permissible under Delaware law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.

(2) Invalid Defenses to the Claimant’s Action. Neither of the following actions or omissions will be a defense to the claimant’s action or create a presumption that the claimant has failed to meet the standard of conduct described in Section (D)(1) above:

(a) the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because the claimant has met such standard of conduct; nor

(b) an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such standard of conduct.

(E) Non-Exclusivity of Rights.

The right to indemnification and to Advance Payments conferred in this Article Twentieth shall not be exclusive of any other right which any person may have or hereafter acquire under any: (i) statute; (ii) provision of this Certificate of Incorporation; (iii) Bylaw; (iv) agreement; (v) vote of stockholders; (vi) vote of disinterested directors; or (vii) otherwise.

(F) Insurance.

Regardless of whether the Corporation would have the power under Delaware law to indemnify itself or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, the Corporation may purchase and maintain insurance, at its expense, to protect such persons or entities against any such expense, liability or loss.

(G) Expenses as a Witness.

The Corporation will indemnify any director, officer, employee or agent of the Corporation who, by reason of such position, or a position with another entity at the request of the Corporation, is a witness in any Proceeding. Such indemnity will cover all costs and expenses actually and reasonably incurred by the witness or on his or her behalf in connection with the Proceeding.

(H) Indemnity Agreements.

The Corporation may enter into agreements with any director, officer, employee or agent of the Corporation providing for indemnification to the full extent permitted by Delaware law.

(I) Amendment.

No amendment, repeal, modification or termination of this Article Twentieth or the relevant provision of the General Corporation Law or any other applicable laws shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such amendment, repeal, modification or termination.

(J) Severability.

If any provision or provisions of this Article Twentieth shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article Twentieth (including, without limitation, each portion of any section of this Article Twentieth containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article Twentieth (including, without limitation, each portion of any section of this Article Twentieth containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Corporation with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description of Exhibits
4.1	Amended and Restated Certificate of Incorporation of ABX Air, Inc. (1)

4.2	Amended and Restated Bylaws of ABX Air, Inc. (2)

4.4	Specimen of Common Stock of ABX Air, Inc. (3)

4.5	Form of Preferred Stock Rights Agreement by and between ABX Air, Inc. and a rights agent. (2)

5	Opinion of Counsel as to the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (contained in Exhibit 5).

24	Power of Attorney (included on signature page).

(1)	Incorporated by reference to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 16, 2005 with the Securities and Exchange Commission, Exhibit 3.1.

(2)	Incorporated by reference to the Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 10, 2005 with the Securities and Exchange Commission, Exhibit 3.1.
(3)	Incorporated by reference to the Corporation’s Registration Statement Form S-4/A filed on July 9, 2003 with the Securities and Exchange Commission, Exhibit 4.1.

Item. 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Ohio, on this 9 day of June, 2005.

ABX AIR, INC.

By:	/s/ Joseph C. Hete
Joseph C. Hete
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Joseph C. Hete and W. Joseph Payne his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and her in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph C. Hete Joseph C. Hete	President and Chief Executive Officer and Director	June 9, 2005

/s/ James H. Carey James H. Carey	Director and Chairman of the Board	June 9, 2005

/s/ John D. Geary John D. Geary	Director	June 9, 2005

/s/ James E. Bushman James E. Bushman	Director	June 9, 2005

Jeffrey J. Vorholt	Director	June , 2005

/s/ Quint O. Turner Quint O. Turner	Chief Financial Officer	June 9, 2005